Exhibit 99:
-----------

AIRGAS  News Release                          Airgas, Inc.
                                              259 N. Radnor-Chester Road
                                              Suite 100
                                              Radnor, PA  19087-5283
                                              www.airgas.com
------------------------------------------------------------------------

Investor Contact:                              Media Contact:
Melissa Nigro (610) 902-6206         James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:        Immediately


       AIRGAS REPORTS EPS OF $0.21 FOR FISCAL SECOND QUARTER


RADNOR, PA - October 25, 2001  -- Airgas, Inc., (NYSE: ARG) today reported results for its second quarter ended September 30, 2001.  Net earnings for the quarter were $14.6 million, or $0.21 per diluted share,

compared to $13.9 million, or $0.21 per diluted share in the same period a year ago, on a pro forma basis.  Results for the current quarter include Project One costs of $0.02 per diluted share.  Net earnings for the six months ended September 30, 2001, excluding the cumulative effect of a change in accounting principle, were flat with the prior year period at $0.41 per diluted share on a pro forma basis.  Year to date

results include Project One costs of $0.05 per diluted share.   Free

cash flow per diluted share for the six-month period increased 90% to

$0.40 from $0.21 in the prior year, driving debt reduction of $27 million.



Fiscal second quarter sales were $412 million, up from $410 million last year.  Total same-store sales increased 1% compared to the same quarter a year ago.  Same-store sales in the Distribution segment were up slightly, reflecting an increase of 7% for gases and rent and a 5%

decline in hardgoods.  Same-store sales for the Gas Operations segment

increased 6%.   For the six-month period, sales increased 1% to $828

million from $819 million last year.  Year to date capital spending was

$28 million versus $31 million last year.

"I am pleased that we again reported solid quarterly earnings despite the continuing difficult economic environment," commented Airgas

Chairman and Chief Executive Officer Peter McCausland.  "The benefits associated with higher gas sales and strategic sales initiatives helped offset weakened demand in many regions.  The events of

September 11, combined with the economic uncertainty, will

undoubtedly make it a more challenging environment through the balance of the year.  However, our cash flow has always held up remarkably well in weak economic periods because of the strength of our gas business and we expect that trend to continue."


"We continue to see growth in our strategic accounts, cross-selling and private label programs," added McCausland.  "Additionally, our

Project One value programs are delivering the expected benefits on time.  Our second quarter results certainly underscore our focus and commitment to our strategic initiatives.  We have a great team and we are meeting the challenges of this difficult economic environment."



Pro forma results and the cumulative effect of a change in accounting principle relate to the Company's adoption of SFAS 142, "Goodwill and

Other Intangible Assets."



The Company will conduct an earnings teleconference on Friday, October

26, 2001, beginning at 8:30 a.m. Eastern Time.  Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the 'Investor Info' section on the Company's Internet site

www.airgas.com.  The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, October 26, 2001.


ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of 700 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telemarketing channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

                    FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's expectation that cash flow will hold up in weak economic periods due to the strength of the gas business; the Company's commitment to its strategic initiatives; and, growth in strategic accounts, cross-selling and private label programs. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of marketing initiatives, cross-selling and strategic product sales in growing sales and market share; increased cost pressures and the inability to control costs; an economic downturn (including adverse changes in the specific markets for our products); the inability of the Company to successfully execute its operating strategy, including the Project One initiative; increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; the inability to identify attractive acquisition candidates and consummate acquisitions; adverse changes in general economic conditions; political and economic uncertainties associated with current world events and other factors described in the Company's reports, including Form 10-K dated March 31, 2001 and Form 10-Q dated June 30, 2001 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                     Three Months Ended       Six Months Ended
                                        September 30,           September 30,
                                     2001       2000 (a)     2001        2000 (a)
                                     -------------------     --------------------
Net sales:                                     (Pro forma)             (Pro forma)
     Distribution                    $372,345   $371,059     $750,659   $745,798
     Gas Operations                    39,637     39,038       76,998     73,297
                                     --------   --------     --------   --------
          Total net sales             411,982    410,097      827,657    819,095
                                     --------   --------     --------   --------

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                  193,850    198,650      392,753    401,399
        Gas Operations                 14,210     14,437       27,530     26,884
     Selling, distribution and
      administrative expenses         151,235    141,653      303,954    281,668
     Depreciation                      15,774     15,990       31,446     32,314
     Amortization                       2,074      2,755        4,351      5,557
                                      -------    -------      -------    -------
           Total costs and expenses   377,143    373,485      760,034    747,822
                                      -------    -------      -------    -------

Operating income:
     Distribution                      28,161     29,832       54,732     59,264
     Gas Operations                     6,678      6,780       12,891     12,009
                                      -------    -------      -------    -------
           Total operating income      34,839     36,612       67,623     71,273

Interest expense, net                 (11,850)   (16,306)     (22,763)   (32,071)
Discount on securitization of
 trade receivables                     (1,492)         -       (2,984)         -
Other income (expense), net                15        405         (178)       457
Equity in earnings of unconsolidated
 affiliates                             1,317        913        2,230      2,703
                                      -------    -------      -------    -------
  Earnings before income taxes and
   the cumulative effect of a change
   in accounting principle             22,829     21,624       43,928     42,362

Income tax expense                      8,276      7,677       15,924     15,039
                                      -------    -------      -------    -------
  Earnings before the cumulative
   effect of a change in accounting
   principle                           14,553     13,947       28,004     27,323

Cumulative effect of a change in
 accounting principle (b)                   -          -      (59,000)         -
                                      -------    -------      -------    -------
Net earnings (loss)                  $ 14,553   $ 13,947     $(30,996)  $ 27,323
                                      =======    =======      =======    =======

Per share data:
  Basic earnings (loss) per share    $    .21   $    .21     $   (.46)  $    .42
  Diluted earnings (loss) per share  $    .21   $    .21     $   (.45)  $    .41

Per share data (excluding cumulative
 effect of a change in accounting
 principle)(b):
  Basic earnings per share           $    .21   $    .21     $    .41   $    .42
  Diluted earnings per share         $    .21   $    .21     $    .41   $    .41

Weighted average shares outstanding:
  Basic                                67,900     65,400       67,600     65,200
  Diluted                              69,500     66,600       68,900     66,900

(a) Pro forma amounts reflect prior year periods adjusted to exclude goodwill amortization of $4 million and $8 million for the three and six months ended
     September 30, 2000, respectively.

See attached notes.

                                   4

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)


                                            (Unaudited)
                                            September 30,     March 31,
                                                2001            2001
                                            ------------    ----------
ASSETS
Trade accounts receivable, net (c)          $   82,949      $  143,129
Inventories, net                               148,766         155,024
Deferred income tax asset, net                  10,394          10,143
Prepaids and other current assets               18,933          25,549
                                             ---------       ---------
    TOTAL CURRENT ASSETS                       261,042         333,845

Property, plant and equipment, net             702,283         704,646
Goodwill, net                                  387,767         440,057
Other non-current assets, net                  119,521         102,742
                                             ---------       ---------
    TOTAL ASSETS                            $1,470,613      $1,581,290
                                             =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                     $   70,441      $   76,337
Accrued expenses and
 other current liabilities                     114,058         130,873
Current portion of long-term debt                8,023          72,945
                                             ---------       ---------
    TOTAL CURRENT LIABILITIES                  192,522         280,155

Long-term debt (c)                             603,111         620,664
Deferred income taxes                          164,422         161,176
Other non-current liabilities                   42,754          22,446

Stockholders' equity                           467,804         496,849
                                             ---------       ---------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $1,470,613      $1,581,290
                                             =========       =========


See attached notes.

Notes:



(a) On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. On August 13, 2001, the Company announced that it adopted SFAS 142 retroactive to April 1, 2001, as permitted under the Statement. Accordingly, results for the three and six month periods ended September 30, 2001 do not include goodwill amortization. For comparability to the current fiscal year, pro forma results reflect the three and six months ended September 30, 2000 adjusted to exclude the amortization of goodwill. The following represents the results as reported for the three and six months ended September 30, 2000:

                                Three Months Ended      Six Months Ended
                                September 30, 2000     September 30, 2000
                                ------------------     ------------------
         Operating income:
            Distribution              $26,598                $52,723
            Gas Operations              6,448                 11,366
                                       ------                 ------
           Total Operating income      33,046                 64,089
                                       ------                 ------

         Net earnings                 $10,403                $20,219
                                       ======                 ======

         Basic earnings per share     $   .16                $   .31
         Diluted earnings per share   $   .16                $   .30


(b) In connection with the adoption of SFAS 142, the Company performed an evaluation of goodwill, which indicated that goodwill of one business unit, Rutland Tool, was impaired. Accordingly, the Company recognized a $59 million non-cash charge recorded retroactive to April 1, 2001 as the cumulative effect of a change in accounting principle for the write-down of goodwill to its fair value. The impaired goodwill was not deductible for taxes, and consequently, no tax benefit was recorded in relation to the $59 million charge.


(c) In April 2001, the Company completed the second and final tranche of its $150 million trade receivables securitization program. Net proceeds from the second tranche of approximately $64 million were used to reduce borrowings under the Company's revolving credit facilities. As of September 30, 2001, the Company has approximately $139 million outstanding under the securitization program.


(d) Free cash flow, as referenced in this press release, is defined as net earnings, excluding the cumulative effect of a change in accounting principle, plus depreciation, amortization and deferred income taxes, minus capital spending, plus/minus the change in working capital, excluding the impact of the accounts receivable securitization.

                                   6